Exhibit 10.1

AMENDMENT NO. 1 TO

BLOCKBUSTER INC.

1999 LONG-TERM MANAGEMENT INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to Blockbuster Inc. 1999 Long-Term Management Incentive Plan (the “Plan”) is dated as of July 22, 2003.

1. Section 1.7 of the Plan is hereby amended and restated in its entirety to read as follows:

Section 1.7 Agreements.

Each Agreement (i) shall state the Date of Grant and the name of the Participant, (ii) shall specify the terms of the Grant, (iii) shall be signed by a person designated by the Committee and, if so required by the Committee, by the Participant, (iv) shall incorporate the Plan by reference and (v) shall be delivered to the Participant. The Agreement shall contain such other terms and conditions as are required by the Plan and, in addition, such other terms not inconsistent with the Plan as the Committee may deem advisable. The Committee shall have the authority to require that any Agreement relating to a Grant in a jurisdiction outside of the United States contain such terms as are required by local law in order to constitute a valid grant under the laws of such jurisdiction. Such authority shall be notwithstanding the fact that the requirements of the local jurisdiction may be more restrictive than the terms set forth in the Plan.

2. Except as expressly provided in this Amendment, the Plan is not amended, modified or altered in any manner and remains in full force and effect.

3. This Amendment was adopted by the Board of Directors of Blockbuster Inc. and became effective on July 22, 2003.